Exhibit 10.56

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT is entered into by and between NICHOLAS DEBENEDICTIS, a resident of the Commonwealth of Pennsylvania (“Executive”) and AQUA AMERICA, INC., a corporation organized under the laws of the Commonwealth of Pennsylvania (“Company”) as of this 6th day of December, 2011 (“Effective Date”).

WITNESSETH:

WHEREAS, the Company and the Executive entered into an Employment Agreement as of January 31, 2010 (the “Agreement”); and

WHEREAS, the Agreement provides that it may be amended or modified by a written instrument signed by the parties to the Agreement; and

WHEREAS, the Agreement provides that the parties may mutually agree in writing to renew the term of employment under the Agreement for successive one-year or partial year periods at the end of the Initial Term (as defined therein) or any renewal term.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree to amend the Agreement in the manner set forth below.

1.	Section 1 shall be revised to read as follows:

1. Employment and Term. Executive hereby agrees to continue his service as Chief Executive Officer of the Company from the Commencement Date hereof through June 30, 2015 (the “Initial Term”), and Company hereby agrees to retain Executive as Chief Executive Officer through the Initial Term. By executing the Agreement the Company confirms that the Board of Directors has approved this Agreement. The parties may mutually agree in writing to renew the term of employment under this Agreement for successive one-year or partial year periods at the end of the Initial Term or any renewal term. This Agreement shall terminate at the end of the Initial Term or, in the event of renewal, at the end of the extended term, unless terminated earlier as provided in this Agreement. The Initial Term and, if the period of employment is extended, such successive periods of employment, subject to earlier termination of employment as provided in this Agreement, are collectively referred to herein as the “Term.”

2.	Section 2 shall be revised to read as follows:

2. Duties. During the Term, Executive will have the title of Chief Executive Officer of the Company. Executive shall report exclusively to and receive instructions from Company’s Board of Directors and shall have such duties and responsibilities customary for the position of chief executive officer of public companies similarly situated. While serving as Chief Executive Officer, Executive shall have full authority and discretion relating to the general and day-to-day management of the affairs of the Company, including, but not limited to, finances and other financial matters, compensation matters (other than with respect to the compensation of Executive, himself, and the other executive officers of the Company, and other than long-term compensation of employees, which shall be determined by the Executive Compensation Committee or the Board of Directors), personnel matters (other than such matters that relate to Executive himself), operating and capital budgeting, operations, intellectual property, investor relations, retention of professionals and strategic planning and implementation. While serving as Chief Executive Officer, Executive will have authority over the President and such other officers as the Board of Directors may designate. Executive will be the most senior executive officer of the Company and all other executives and businesses of the Company will report to Executive or his designee. The foregoing language shall not be construed so as to limit the duties and responsibilities of the Board of Directors as described in the Company’s Articles of Incorporation and Bylaws.

3.	The first two sentences of Section 3 shall be revised to read as follows:

Executive shall serve the Company faithfully and shall devote his reasonable best efforts and substantially all of his business time, attention, skill and efforts to the performance of the duties required by or appropriate for his position as Chief Executive Officer. In furtherance of the foregoing, and not by way of limitation, for so long as Executive remains Chief Executive Officer of the Company, Executive shall not directly or indirectly engage in any other business or charitable activities or pursuits, except for those arising from positions held as of the date of the December 6, 2011 Amendment as set forth on Appendix A or such other activities as would not materially interfere with Executive’s ability to carry out his duties under this Agreement and are identified by Executive to the Board of Directors as described in the following sentence.

4.	Section 8(c) is amended to read as follows:

(c) If the Company or Executive terminates Executive’s employment and this Agreement for any reason (including without limitation death or Disability), Executive (or his estate in the event of his death) shall receive any accrued but unpaid salary and accrued vacation under this Agreement, any applicable vesting of the Stock Award under this Section 8 or Section 8A below, any benefits that may be payable according to the terms of the Change in Control and Severance Agreement as amended and restated as of December 31, 2008 between Executive and the Company (the “Change in Control and Severance Agreement”), if applicable, and any vested benefits under Company benefit plans. Nothing in this Agreement is intended to modify the terms of the Change in Control and Severance Agreement.

5.	A new Section 8A shall be added immediately following Section 8 to read as follows:

8A. 2011 Performance-Based Stock Award

(a) In addition to the Stock Award under Section 8 of the Agreement, as an inducement for Executive to continue in employment with the Company for the Initial Term and devote significant effort to increase shareholder value, Executive shall be granted fifty thousand (50,000) shares of common stock of the Company in the form of a performance-based stock award (the “2011 Stock Award”) under the Omnibus Plan, effective as of the date of the December 6, 2011 Amendment. The shares shall be earned based on achievement of Company performance goals based on increases in operating income for 2012, 2013 or 2014 (the “Performance Goals”) and, with respect to the shares scheduled to vest in 2015, the Executive’s satisfactory efforts with respect to the Chief Executive Officer’s plan for succession (the “Succession Plan”) as determined by the Compensation Committee. The Executive Compensation Committee of the Board of Directors shall certify attainment of the Performance Goals within 60 days after the end of the calendar year for which the Performance Goals are met (the “Certification Date”). Vesting shall be as follows:

(i) If the Performance Goals are met for 2012, one-half (1/2) of the shares shall become vested on January 31, 2014 and one-half (1/2) of the shares shall become vested on January 31, 2015, subject to continued employment through the applicable vesting date and, with respect to any vesting in 2015, subject to satisfactory efforts with respect to the Succession Plan.

(ii) If the Performance Goals are not met for 2012 but are met for 2013, one-half (1/2) of the shares shall become vested on the 2014 Certification Date, and one-half (1/2) of the shares shall become vested on January 31, 2015, subject to continued employment through the applicable vesting date and, with respect to any vesting in 2015, subject to satisfactory efforts with respect to the Succession Plan.

(ii) If the Performance Goals are not met for 2012 and are not met for 2013, but the Performance Goals are met for 2014, all of the shares shall become vested on the 2015 Certification Date, subject to continued employment through that date, and subject to satisfactory efforts with respect to the Succession Plan.

All shares issued upon vesting of the 2011 Stock Award under this subsection (a) or subsection (b) below shall be subject to a transfer restriction under which the net shares issued upon vesting (after share withholding for applicable taxes) may not be transferred by Executive for two years after the applicable vesting date. The Board of Directors may waive the transfer restriction under appropriate circumstances, and the transfer restriction will automatically lapse in the event of Executive’s death or a Change in Control (as defined in the Omnibus Plan).

(b) If the Company terminates Executive’s employment without Cause or Executive terminates employment for Good Reason, before the 2015 Certification Date, any unvested shares of the 2011 Stock Award shall become fully vested if the Performance Goals are met for any of the calendar years 2012, 2013 or 2014.

(c) If Executive dies while employed by the Company, or Executive’s employment is terminated on account of Disability, any unvested shares of the 2011 Stock Award shall become vested in full upon Executive’s death or termination of employment on account of Disability. If Executive’s employment is terminated for Cause or if Executive voluntarily terminates employment without Good Reason, any unvested shares of the 2011 Stock Award will be forfeited.

6.	Sections 9(c)(ii) and (iii) shall be revised to read as follows:

(ii) any significant involuntary reduction of the authority, duties, responsibilities or reporting relationships held by Executive as Chief Executive Officer of the Company;

(iii) any involuntary removal of Executive from the employment grade, compensation level or officer position as Chief Executive Officer that Executive holds with the Company, except in connection with promotions to higher office;

7.	Appendix A shall be revised to read as follows:

Appendix A

Business and Charitable Activities

Business

1.	Board of Directors of Exelon Corporation

2.	Board of Directors of P.H. Glatfelter Company

3.	Board of Directors of Harleysville Mutual Insurance Company

4.	Board of Directors of Independence Blue Cross

5.	Advisory Board – PNC Bank of Southeast Pennsylvania

6.	Board of Advisors – Pennoni Associates

Charitable/Civic

1.	Board of Trustees of Drexel University

2.	The Philadelphia Convention and Visitors Bureau

3.	The Greater Philadelphia Chamber of Commerce

4.	The Greater Philadelphia Tourism and Marketing Board

5.	Pennsylvania Business Roundtable

6.	National Association of Water Companies

7.	Board of Trustees of the Pennsylvania Society

In all respects not amended, the Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed the day and year first written above.

Attest:	AQUA AMERICA, INC.

/s/ Maria Gordiany	By:	/s/ Roy H. Stahl
Assistant Secretary		Chief Administrative Officer

	By:	/s/ Nicholas DeBenedictis
NICHOLAS DEBENEDICTIS

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